Exhibit 99.1


                 American Banknote Corporation
                        410 Park Avenue
                 New York, New York 10022-4407



Contact:  Patrick J. Gentile
Senior Vice President - Finance
(212) 593-5700                                        FOR IMMEDIATE RELEASE


                      AMERICAN BANKNOTE CORPORATION
              REACHES PRELIMINARY AGREEMENT WITH NOTEHOLDERS


NEW YORK, November 2, 1999 - American Banknote Corporation announced today that it had reached an agreement in principle on the terms of a financial restructuring with the Informal Committee of the 11-1/4% Senior Subordinated Noteholders who hold more than 85% of those notes; a holder of the Company's Convertible Subordinated Notes who holds in excess of 95% of such notes; and more than 55% of the holders of the 10-3/8% Senior Secured Notes.

The restructuring will result in the substantial deleveraging of the Company by canceling, in its entirety, the existing $95 million (plus accrued interest) of 11 1/4% Senior Subordinated Notes in exchange for approximately
10.5 million shares of new common stock and by cancelling, in its entirety, the existing Convertible Subordinated Notes in exchange for approximately 220,000 shares of new common stock. The 10 3/8% Senior Secured Notes will be amended to allow the Company to make the next two interest payments (December,1999 & June,2000) with additional notes in lieu of cash. In addition, the restructuring contemplates that existing shareholders will receive approximately 900,000 shares of new common stock (subject to certain possible adjustments) and 5 year warrants to purchase approximately 600,000 shares of new common stock in exchange for existing common stock outstanding.

Under the agreement in principle, (i) obligations on the Company's 11-5/8% Senior Unsecured Notes will be paid as they become due (with past due interest on completion of the restructuring); and (ii) trade obligations and ordinary course payables will also be paid as they come due in accordance with customary terms. The restructuring does not affect any of the Company's domestic and foreign subsidiaries nor any of their respective creditors or employees.

"The Company is pleased that it was able to reach a mutually beneficial arrangement with its Noteholders and intends to implement the restructuring expeditiously" said Morris Weissman, Chief Executive Officer of American Banknote Corporation. Additionally, Weissman pointed out that "This significant deleveraging will serve to strengthen the Company overall and give it appropriate financial flexibility to implement its business strategy going forward."

The agreement is subject to a number of conditions, including definitive documentation. This press release is not an offer with respect to any securities or solicitation of acceptances of the restructuring. Such offer or solicitation will be made in compliance with all applicable laws.

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services and Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of its electronic transaction activities worldwide reflects the rapidly changing field of commerce.


















Statements regarding the restructuring or about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.



                              ####